Exhibit 5.1
February 22, 2010
Board of Directors
Virtual Radiologic Corporation
11995 Singletree Lane, Suite 500
Eden Prairie, MN 55344
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
In my capacity as the Vice President, General Counsel and Secretary of Virtual Radiologic Corporation, a Delaware Corporation (the “Company”), I have participated in the preparation of its Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued from time to time pursuant to the Virtual Radiologic Corporation Amended and Restated Equity Incentive Plan, as amended (as in effect as of the date of this opinion, the “Plan”).
In acting as counsel for the Company and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein.
In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is my opinion that:
1.	The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Plan.

2.	The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
The opinions expressed above are limited to the laws of the State of Minnesota, the Delaware General Corporation Law, and the federal securities laws of the United States.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very Truly Yours,
/s/ Michael J. Kolar
Michael J. Kolar
Vice President, General Counsel & Secretary